Exhibit 99.2

T00408-P54077 See the reverse side for instructions on how to access materials. Important Notice Regarding the Availability of Materials FEDEX CORPORATION You are receiving this communication because you hold shares of common stock of FedEx Corporation (“FedEx”). FedEx intends to separate FedEx Freight into an independent industry-leading public company through the distribution of 80.1% of the outstanding shares of FedEx Freight’s common stock on a pro rata basis to the holders of FedEx common stock as of the close of business on May 15, 2026, the record date for the distribution (the “Spin-Off”). FedEx expects the Spin-Off to occur on June 1, 2026. Important information regarding the Spin-Off is now available for your review (we refer to this information as the “Separation Materials”). The Separation Materials consist of the Information Statement prepared by FedEx Freight in connection with the Spin-Off, plus any supplements thereto. You may view the Separation Materials online at www.materialnotice.com and also may request a paper or e-mail copy by following the instructions on the reverse side of this notice. This notice provides instructions on how to access the Separation Materials for informational purposes only. It is not a form for voting and presents only an overview of the Separation Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the Separation Materials. FedEx stockholders are not being asked to vote on the Spin-Off, and FedEx is not soliciting any proxy or consent authority in connection with the Spin-Off. You do not have to take any action to receive the shares of FedEx Freight common stock in connection with the Spin-Off.

T00409-P54077 Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.materialnotice.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line. Materials Available to VIEW or RECEIVE: 

T00410-P54077 THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

T00411-P54077 THIS PAGE WAS INTENTIONALLY LEFT BLANK